American Dairy Reports 2008 Financial Results

BEIJING, China and LOS ANGELES, California, April 15, PRNewswire–FirstCall – American Dairy, Inc. (NYSE Arca: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for its fiscal year 2008.

Results for the Twelve Months Ended December 31, 2008
Sales increased 17.9% to $193.2 million in 2008 from $163.9 million in 2007.  This increase reflects continued popularity of the Company’s branded products as well as an increase in raw milk powder sales.  In 2008, the Company began distributing raw milk powder to beverage manufacturers and other wholesalers for use in blended beverage products.  As a result, sales of raw milk powder increased 70.8% to $60.8 million in 2008, contributing to 31.4% of total sales compared to only 21.7% of total sales in 2007.

Cost of goods sold increased $25.8 million, or 28.2%, to $117.2 million in 2008 from $91.4 million in 2007. This increase was primarily attributable to an increase of $32.9 million, or 81.2%, in raw milk powder purchased from third parties for processing and distribution, as well as a general increase in costs resulting from economic conditions.

Gross profit increased 4.9% to $76.0 million in 2008 from $72.5 million in 2007.  Gross margin in 2008 was 39.3%, compared to 44.2% in 2007.  Gross profit margin performance reflects the higher contribution of raw milk powder sales in 2008 as well as a general increase in costs of raw materials.

Mr. Leng You-Bin, the Company's Chief Executive Officer, stated, "As we closed the year 2008, our growth strategy focused increasingly on driving premium-branded infant formula sales, which typically carry gross margins north of 50 percent.  The melamine scandal that implicated many domestic producers has allowed us to capitalize on the market opportunity and reposition our brand to enter into top tier cities. As our Feihe brand name continues to be recognized as safe and high-quality by Chinese consumers, we have increased our marketing efforts to seize market share from competing top Chinese and foreign brands in these first tier cities.  Our advertising strategy supported these efforts, and in the fourth quarter, we began to see milk powder revenue growth increase versus wholesale raw milk growth, year over year.”

Income from continuing operations decreased 64.9% to $6.3 million in 2008 from $17.9 million in the prior year, reflecting an increase of 27.8% in operating expenses.  Sales and marketing expenses increased 24.4% from $40.7 million in 2007 to $50.7 million in 2008, reflecting an increase of $2.1 million, or 17.7%, in salary and an increase of $2.4 million, or 87.0%, in transportation expenses.

General and administrative expenses increased 37.7% from $13.8 million in 2007 to $19.0 million in 2008.  The increase was primarily attributable to an increase of $2.7 million, or 120.2%, in legal and accounting fees and an increase of approximately $0.6 million, or 13.7%, in allowance for receivables.

The Company recognized other income of $7.9 million in 2008, compared to other expense of $4.4 million in 2007.  This increase was primarily attributable to a gain on extinguishment of notes of $30.5 million, offset in part by a decrease in gain (loss) on derivatives of $11.6 million, an increase in interest and finance costs of $5.4 million, and a decrease in government subsidized tax refunds of $6.8 million.  The gain on extinguishment of notes and the loss on derivatives primarily relate to the Company’s agreement to repurchase all of its 2012 Notes, which the Company expects to be non-recurring.

Net income from continuing operations was approximately $10.6 million, or $0.60 per diluted share, compared to $7.8 million, or $0.46 per diluted share, in 2007.

Mr. Leng You-Bin continued, “Our strategy to increase higher margin, premium product sales so that we drive future profitability continues into 2009.  We are particularly pleased with the revenue mix shift we anticipate in the first quarter of this year, and we expect that infant milk powder products contributed to more than 90 percent of our total sales in the period.  We also anticipate significant year over year growth in the first quarter of 2009, reflecting our increasing market share in the midst of the melamine crisis.”

As of December 31, 2008, the Company had cash and cash equivalents of $11.8 million and total current assets of $151.9 million, compared with cash and cash equivalents of $11.1 million and total current assets of $118.8 million in 2007.  The Company believes that cash generated from operations and existing cash on hand is sufficient to fund current obligations, including payments of $15.3 million due April 2009, $15.3 million due July 2009, and $46.0 million due October 2009, related to outstanding convertible debt.  The Company also has access to a line of credit with the Construction Bank of China and other Chinese banks to fund its operations.

Mr. Jonathan H. Chou, Chief Financial Officer of American Dairy, stated, “The year 2008 was a transitional year for American Dairy and our financial results reflect important efforts we made to restructure our balance sheet, including restructuring our convertible notes due 2012 so that we reduce our cost of capital and create flexibility for future growth.  We also enhanced our financial reporting capabilities.  These efforts help prepare American Dairy to be a world class organization, at the forefront of China’s dairy industry - especially in the premium, branded infant formula market.  We look forward to speaking with investors and shareholders on a regular quarterly basis when we report our 2009 first quarter results.”

Business Update
In 2008, the Company, through its Moveup subsidiary, recorded a total deposit for investment of $31.6 million related to the proposed purchase of Ausnutria Dairy (Hunan) Company Ltd. (“Ausnutria”).  In December 2008, the Company signed a letter of intent to unwind the proposed acquisition of Ausnutria, which included an agreement to sell its subsidiary, Heilongjiang Moveup Co. Limited (“Moveup”).  The operations associated with Moveup were considered to be discontinuing, and the consolidated statements of operations and comprehensive income and consolidated balance sheets were adjusted to show the impact of discontinuing operations for 2008 and 2007.  On February 18, 2009, the Company entered into an equity purchase agreement to sell Moveup and unwind the Ausnutria transaction for total consideration of $43.3 million, payable in two tranches.  The Company has received $11.0 million and the remaining $32.3 million has been deposited into an escrow account and will be released upon satisfaction of closing conditions under the agreement.

About American Dairy, Inc.
American Dairy, Inc. (NYSE Arca: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice walnut products in the People’s Republic of China.  American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang.  Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns.  American Dairy has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 50,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly reports on Form 10-Q for its fiscal quarters in 2008, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968

AMERICAN DAIRY, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2008	2007
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	11,785,408	11,057,874
Time deposit	-	8,214,002
Notes and loans receivable, net	1,493,245	1,285,382
Trade receivables, net	12,275,497	4,518,647
Due from related parties	265,479	115,477
Employee receivable	307,249	105,662
Advances to suppliers	24,943,046	28,051,487
Receivable from discontinuing operations	31,002,897	25,949,410
Inventories, net	52,330,333	24,696,034
Prepayments and other current assets	63,711	2,567,262
Refundable taxes	488,938	143,703
Deposit for land use right	-	6,889,251
Other receivables	4,598,359	3,853,267
Current assets of discontinuing operations	12,392,384	1,346,657
Total current assets	151,946,546	118,794,115

Investments:
Investment in mutual funds – available for sale	77,504	171,125
Investment at cost	262,611	246,420
	340,115	417,545
Property and equipment:
Property and equipment, net	88,289,858	52,279,168
Construction in progress	28,847,959	33,009,992
	117,137,817	85,289,160
Biological assets:
Immature biological assets	23,784,479	-
Mature biological assets, net	1,483,355	-
	25,267,834	-
Other assets:
Deferred tax assets	730,490	-
Long-term notes and loans receivable	-	1,368,999
Prepaid leases	29,146,748	20,967,898
Goodwill	2,282,838	2,142,079
Deferred charges, net	107,396	3,328,140
Long-term assets of discontinuing operations	31,587,018	28,270,501
Total assets	358,546,802	260,578,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities:
Current maturities of long-term debt	4,018,704	101,990
Convertible debt redeemable within one year	91,541,926	-
Notes and loans payable	8,055,450	8,512,446
Accounts payable	36,643,041	9,970,688
Accrued expenses	10,620,393	5,830,658
Income tax payable	1,185,528	18,267
Advances from customers	9,864,080	4,738,848
Due to related parties	1,017,399	401,560
Advances from employees	1,016,173	574,579
Accrued employee benefits	2,873,889	1,088,171
Other payable	19,513,681	10,413,156
Current liabilities of discontinuing operations	35,063,603	27,787,737
Total current liabilities	221,413,867	69,438,100

Long-term debt, net of current portion	9,146,034	382,465
Long-term tax payable	2,750,887	1,714,429
Convertible debt, net	-	55,237,771
Derivatives	-	50,019,300
Deferred income	8,416,492	1,580,508
Long-term liability of discontinuing operation	395,176	-
Total liabilities	242,122,456	178,372,573

Minority interests	546,447	536,977

Shareholders’ equity
Ordinary shares (US$0.001 par value, 50,000,000 shares	17,254	16,961
authorized; 17,253,907 and 16,961,768 issued and
outstanding as of December 31, 2008 and 2007, respectively)
Additional paid-in capital	26,758,425	22,629,333
Ordinary share warrants	3,003,448	3,011,444
Statutory reserves	6,861,224	6,040,382
Accumulated other comprehensive income	25,146,055	12,081,467
Retained earnings	54,091,493	37,889,300
Total shareholders’ equity	115,877,899	81,668,887

Total liabilities and shareholders’ equity	358,546,802	260,578,437

AMERICAN DAIRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
	For the years ended December 31,
	2008	2007
	US$	US$

Sales	193,191,710	163,898,555

Cost of goods sold	117,180,986	91,429,949

Gross profit	76,010,724	72,468,606

Operating and administrative expenses:
Sales and marketing	50,685,804	40,739,403
General and administrative	19,046,939	13,836,171
Total operating expenses	69,732,743	54,575,574

Income from continuing operations	6,277,981	17,893,032

Other income (expenses):
Interest income	579,724	374,386
Interest and finance costs	-18,843,032	-13,404,841
Amortization of deferred charges	-657,258	-369,794
Registration rights penalty	-2,389,077	-2,540,000
Gain on extinguishment of debt	30,497,268	-
Gain (loss) on derivatives	-8,321,481	3,279,031
Government subsidy-tax refund	6,810,231	8,140,145
Other income, net	182,406	135,168
Income from continuing operations before income tax expenses and minority interests	14,136,762	13,507,127

Income tax expenses	3,567,135	5,661,779
Net income from continuing operations before minority interests	10,569,627	7,845,348

Minority interests	-9,470	-3,066
Net income from continuing operations	10,560,157	7,842,282
Net income from discontinuing operations	6,462,878	442,111
Net income attributable to ordinary shareholders	17,023,035	8,284,393

Other comprehensive income:
Cumulative currency translation adjustments	13,169,453	9,314,690
Change in fair value of available for sale investments	-104,865	-
Total comprehensive income	30,087,623	17,599,083

Earnings per ordinary share - Basic
Income from continuing operations	$0.62	$0.48
Income from discontinuing operation, net of tax	$0.38	$0.03
Net income	$1.00	$0.51
Earnings per ordinary share - Diluted
Income from continuing operations	$0.60	$0.46
Income from discontinuing operation, net of tax	$0.37	$0.02
Net income	$0.97	$0.48

Weighted average ordinary shares outstanding
Basic	16,993,390	16,327,616
Diluted	17,636,862	17,696,997